Contact: Patrick L. Alesia
Chief Financial Officer
(516) 938-5544

GRIFFON OBTAINS FINANCING COMMITMENT FOR CLOPAY SUBSIDIARIES

JERICHO, NEW YORK, May 28, 2008 - Griffon Corporation (NYSE:GFF) today announced that its subsidiaries, Clopay Building Products Company, Inc. and Clopay Plastic Products Company, Inc., entered into a commitment letter for a new, five-year $100 million senior secured revolving credit facility. J.P. Morgan Securities Inc. has agreed to act as the sole lead arranger and sole bookrunner of the facility. The commitment letter is subject to customary conditions. Griffon Corporation anticipates that such transaction will close in its third fiscal quarter.

About Griffon Corporation

Griffon Corporation, headquartered in Jericho, New York, is a diversified holding company consisting of four distinct business segments: Electronic Information and Communication Systems, through Telephonics Corporation; Garage Doors, through Clopay Building Products Company; Specialty Plastic Films, through Clopay Plastic Products Company; and Installation Services, through Clopay Service Company. Telephonics Corporation develops and manufactures information and communication systems for government and commercial markets worldwide. Clopay Building Products Company is a leading manufacturer and marketer of residential garage doors to professional installing dealers and major home center retail chains. Clopay Plastic Products is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial markets. Clopay Service Company installs and services specialty building products and systems through a substantial network of operations located throughout the country. For more information on the company and its operating subsidiaries, please see the company's website at www.griffoncorp.com.

Forward-looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company’s financial position, business strategy and the plans and objectives of the company’s management for future operations, are forward-looking statements. When used in this release, words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company’s management, as well as assumptions made by and information currently available to the company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including, but not limited to, the credit market, the housing market, results of integrating acquired businesses into existing operations, the results of the company’s restructuring and disposal efforts, competitive factors and pricing pressures for resin and steel and capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company as previously disclosed in the company’s Annual Report on Form 10-K for the year ended September 30, 2007 in response to Item 1A to Part I of Form 10-K. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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